CUSIP No. 87872T108	13G	Page 9 of 9

Exhibit 1

JOINT FILING AGREEMENT

Michael T. Tokarz and The Tokarz Foundation, Inc., a Delaware corporation, each hereby agrees, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, that the Schedule 13G filed herewith, and any amendments thereto, relating to the shares of Common Stock, Par Value $0.01 per Share, of Technology Solutions Company is, and will be, jointly filed on behalf of each such person and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the date set forth below.

Dated: February 9, 2006

/s/ Michael T. Tokarz Michael T. Tokarz

TOKARZ FOUNDATION, INC. /s/ Michael Tokarz Michael T. Tokarz, President